Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

DOUBLELINE SHILLER CAPE® ENHANCED INCOME FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	--	--	--	--	--	--	--	--
Fees Previously Paid	Equity	Common Shares, par value $0.00001 per share	457(o), 457(a)	50,000 shares	$20.00	$1,000,000 (1)	0.0001091	$109.10 (2)
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--			--	--	--	--
	Total Offering Amounts					$1,000,000 (1)		$109.10
	Total Fees Previously Paid							$109.10 (2)
	Total Fee Offsets							--
	Net Fee Due							$0.00 (2)

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	A registration fee of $109.10 was previously paid in connection with the initial filing on June 10, 2021.